Exhibit 99.1

MarineMax Announces New Stock Repurchase Program

Clearwater, Florida, March 11, 2024 – MarineMax, Inc. (NYSE: HZO), the world’s largest recreational boat, yacht and superyacht services company, today announced that its Board of Directors approved a new stock repurchase plan. Under the plan, the Company is authorized to repurchase up to $100 million of its common stock during the period beginning today and ending March 31, 2026. This plan replaces the March 2020 plan (the “2020 plan”), as amended, which authorized the repurchase of up to 10 million shares and which was set to expire on March 31, 2024. Approximately 1,080,000 shares had been repurchased under the 2020 plan as of March 5, 2024.

The new stock repurchase program allows MarineMax to purchase common stock from time to time in the open market or in privately negotiated block purchase transactions. The number of shares purchased and the timing of any purchases will depend upon a number of factors, including the price and availability of the Company’s stock and general market conditions. The Company intends to repurchase shares to mitigate the dilutive effect of restricted stock, and shares repurchased may be reserved for later reissue in connection with employee benefit plans and other general corporate purposes.

As of March 5, 2024, the Company had 22,299,588 shares of common stock outstanding.

About MarineMax

As the world’s largest lifestyle retailer of recreational boats and yachts, as well as yacht concierge and superyacht services, MarineMax (NYSE: HZO) is United by Water. We have over 130 locations worldwide, including 83 dealerships and 66 marina and storage facilities. Our integrated business includes IGY Marinas, which operates luxury marinas in yachting and sport fishing destinations around the world; Fraser Yachts Group and Northrop & Johnson, leading superyacht brokerage and luxury yacht services companies; Cruisers Yachts, one of the world’s premier manufacturers of premium sport yachts and motor yachts; and Intrepid Powerboats, a premier manufacturer of powerboats. To enhance and simplify the customer experience, we provide financing and insurance services as well as leading digital technology products that connect boaters to a network of preferred marinas, dealers, and marine professionals through Boatyard and Boatzon. In addition, we operate MarineMax Vacations in Tortola, British Virgin Islands, which offers our charter vacation guests the luxury boating adventures of a lifetime. Land comprises 29% of the earth’s surface. We’re focused on the other 71%. Learn more at www.marinemax.com.

Forward-Looking Statement

Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include those regarding the Company’s potential repurchases of its common stock and the means by which such repurchases are made. These statements involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this release. These risks include significant changes in the price and availability of the Company’s stock, general economic conditions, as well as those within our industry, and numerous other factors identified in the Company’s Form 10-K for the fiscal year ended September 30, 2023 and other filings with the Securities and Exchange Commission. The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts
Investors:	Michael H. McLamb
Chief Financial Officer
MarineMax, Inc.
727-531-1700
investors@marinemax.com

Scott Solomon or Laura Resag
Sharon Merrill Associates, Inc.
investors@marinemax.com

Media:	Abbey Heimensen
Abbey.Heimensen@marinemax.com